Exhibit 10.20

DIRECTORS’ COMPENSATION

The Corporate Governance Committee of the Board of Directors discharges the Board’s responsibilities relating to compensation of directors.  Compensation of directors is reviewed by the Corporate Governance Committee annually at its April meeting and is approved by the Board.  No compensation is paid to employee directors for their service as directors.

The Corporate Governance Committee has engaged Towers, Perrin, Forster & Crosby, Inc. (“Towers Perrin”), an external human resources consulting firm, to conduct an annual review of the total compensation for outside directors.  Specifically, retainer fees, meeting fees, stock-based long-term incentives and insurance were evaluated using, as the competitive benchmark, levels of total compensation paid to directors of 30 energy companies (consisting of Vectren Corp. and the 29 companies constituting the Long Term Peer Group (as defined under the caption “Peer Groups Define Competitive Levels of Performance” under “Executive Compensation”)), and 20 general industry companies of comparable revenue and equity capitalization size (consisting of Toll Brothers Inc.,  Sovereign Bancorp Inc., Teleflex Inc., Harsco Inc., Airgas Inc., Analog Devices Inc., Pep Boys-Manny Moe & Jack (The), Bausch & Lomb Inc., FMC Corp., Cabot Corp., Hercules Inc., Ann Taylor Stores Corp., Iron Mountain Inc.,  Dow Jones and Co. Inc., Ametek Inc., Carpenter Technology Corp., Erie Indemnity Company, Covance Inc., Tektronix Inc., and Reynolds and Reynolds Co.).  Set forth below is a description of the 2007 compensation of the company’s non-employee directors.

Cash Compensation

•                  An annual cash retainer of $30,000 is paid on a quarterly basis.

•                  The cash meeting fee is $1,500 for each Board and committee meeting attended in person.  If a director participates in a meeting by telephone, the meeting fee is $750.  An additional $500 is paid to each committee chair ($1,500 for the Audit Committee Chair) for each meeting of his or her committee that the chair attends.

Equity-Based Compensation

•                  In 2003, the company began granting to each director stock units that vested upon award and that are payable on a deferred basis under the directors’ deferred compensation plans.  In 2007, a grant of 1,730 deferred stock units was awarded to each non-employee director.  The deferred stock units are awarded by the Board annually at the April Board meeting upon the recommendation of the Corporate Governance Committee.  Each deferred stock unit is equal in value to one share of company common stock, but does not have voting rights.  Dividends are credited quarterly in the form of additional stock units.  The value of the stock units will be paid in cash on the earlier of the director’s death or termination of service as a director.

•                  The non-employee directors are subject to stock ownership guidelines which require them to hold shares (or share equivalents, including deferred stock units) with a value equal to at least two times the annual cash retainer.  Under the guidelines, directors have up to two years to acquire a sufficient number of shares (or share equivalents, including deferred stock units) to meet this requirement.

All of the company’s non-employee directors meet this share ownership requirement.

Deferred Compensation

•                  The company has a deferred compensation plan for non-employee directors.  In addition to the automatic deferral of stock units awarded, non-employee directors may elect to defer up to 100% of their annual retainer and fees into the 2005 Directors’ Deferred Compensation Plan and receive an investment return on the deferred funds as if the funds were invested in company stock or permitted mutual funds.  Prior to the deferral, plan participants must irrevocably elect to receive the deferred funds either in a lump sum or in equal installments.  Distributions commence following termination of service as a director.  The directors’ deferred compensation accounts are unsecured obligations of the company.  The company has taken steps to provide that the 2005 Directors’ Deferred Compensation Plan is operated in compliance with Section 409A of the Code and intends to meet documentary requirements by the relevant compliance deadline. Ms. Jeremiah, Mr. Miles and Mr. Whalen deferred fees under the plan in 2007, and they and other directors have participated in prior years.  The pre-existing Directors’ Deferred Compensation Plan continues to operate for the sole purpose of administering amounts vested under the plan on or prior to December 31, 2004.

Other

•                  To further the company’s support for charitable giving, all directors are eligible to participate in the Matching Gifts Program of the Equitable Resources Foundation, Inc. (the “Equitable Foundation”) on the same terms as company employees.  Under this program, the Equitable Foundation will match gifts of at least $100 made by the director to eligible charities, up to an aggregate total of $10,000 in any calendar year.

•                  Non-employee directors who joined the Board prior to May 25, 1999 may designate a civic, charitable or educational organization as beneficiary of a $500,000 gift funded by a life insurance policy purchased by Equitable Resources.  The directors do not receive any financial benefit from this program because the charitable deductions accrue solely to the company.

•                  The company reimburses directors for their travel and related expenses in connection with attending Board meetings and Board-related activities.  The company also provides non-employee directors with $20,000 of life insurance and $250,000 of travel accident insurance while traveling on business for the company.